EXHIBIT 5.21

CONSENT OF STEPHEN LA BROOY, FAusIMM

The undersigned hereby consents to the use of their report entitled “NI 43-101 Technical Report on the Santa Luz Project, Bahia State, Brazil” with an effective date of June 30, 2020 and a report date of November 30, 2020, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Equinox Gold Corp.

/s/ Stephen La Brooy
By: Stephen La Brooy, FAusIMM

Dated: October 1, 2024